Sugarmade, Inc. (OTC:SGMD) Shareholder Update

Dear Shareholders of Sugarmade:

Over the past few months, a lot has changed at Sugarmade (OTC:SGMD). We are receiving many questions about the status of the Company and various projects, so I decided to accumulate all of the questions in one place and to provide corresponding answers.

The Q&A below covers a wide range of topics.   I hope it provides further insights into the great things we have accomplished and are planning over the coming months.

I have never been more positive relative the future of the Company.  We are expecting a strong December quarter and a very positive full year 2017.

Sincerely,

Jimmy Chan

CEO

1) What is the status of the Sriracha Seasoning Stix rollout?

As many of you know, we signed a licensing deal with Huy Fong Foods, Inc., the makers of REAL Sriracha hot chili sauce.  We are very excited about it because Huy Fong rarely issues licenses, so we are honored to be one of the very few. We have been working on a product called Sriracha Seasoning Stix, which is a culinary product for seasoning meat, fish and poultry from the inside out. It’s a significant innovation that we are licensing from an additional Company partner. The culinary invention has been awarded three U.S. patents, so we are super excited to bring the product to market. We are planning an early January online launch, which will be supported by several marketing partners and strong social media presence.

Interest in the product, thus far, has been nothing short of amazing.  For example, we brought up a landing page at www.SrirachaStix.com allowing consumers to sign up in advance for free samples or for free shipping.  We had to cut off the free sample offer on the 1st day (5,000 takers) and we have additionally received over 55,000 sign-ups for free shipping when the product becomes available.

We are also super excited about the branding that has been done around the product. We had a designer from one of the top branding firms in the country involved and the results are absolutely beautiful!  Be sure to take a look at our packaging on the Facebook site at: https://www.facebook.com/SrirachaStix/photos/pb.1291671837511332.-2207520000.1480880550./1327052850639897/?type=3&theater

There has never been anything like this product, so we believe it will do very well.  Huy Fong Foods, Inc. is a remarkable company and we are excited to be on of their few licensees.

Stay tuned for an exciting product rollout very soon!

2) Please explain the Bao Coc contract asset purchase arrangement?

Bao Coc, located in Vietnam, is a small producer of paper products . Each year they ship dozens of cargo containers full of paper products to companies in the United States. We have arranged to purchase these paper supply contracts, which will add between $500,000 and $600,000 per year to our business operations. We expect the contracts to produce positive gross margins, but the revenue effect is only part of the equation. Because of the numerous shipping containers being shipped across the Pacific ocean supporting these contracts, we will be able to combine some of our current transpacific freight onto these shipping contracts. This will enable us to lower our costs of goods sold almost across the board. As some of you know, freight is one of our largest costs of goods sold. We also think this will have a positive effect on our new cannabis transport system, called CannaShroud, as the lower freight will allow us to pass savings on to our customers or to gain higher margins. Certainly, the Bao Coc acquisition is not particularly strategic, but it will help us on a tactical level.  We are currently analyzing several other such “tuck in” acquisitions that will further boost revenues and provide operational synergies.

3) Please explain the positive gross margin trend that is occurring?

As can be evidenced by our recent quarterly reporting higher profits, our gross margins are trending upward – we, of course, are pretty excited about this trend.  The strength is mainly due to us emphasizing more profitable products and being much more aggressive in our negotiations with suppliers.   We think the positive trend is supportable in the future as many of our new products will have very strong gross margins.  This is especially the case relative to the Sriracha Seasoning Stix product, which will soon launch allowing for very high gross margins.

4) What is the direction for new product development?

We are beginning to hire a professional product management staff to manage several new product development efforts.   We are planning at least three or four additional products in the cannabis packaging space, with several of these already in the advanced planning stages.   We think we have quite a bit of experience relative to packaging - relating especially to custom printing for small lot sizes - and this is an area where we believe to the growing cannabis the company can add value segment.  Our DabBox product is aligned with this expertise.

We also recently launched our cannabis transport system called CannaShroud.  We designed this product in conjunction with industry insiders to their specifications. We don’t custom print this product, but we are still able to leverage our considerable knowledge of packaging in order to produce CannaShroud. We designed a very innovative three layer plastic liner that significantly reduces odors and an outside carton that lets shippers transport product discreetly. We are already receiving orders for the product.

Of course, we plan on only launching products that support the cannabis industry areas and will not be launching any products containing any form of cannabis.

We are also planning a major rollout of the Sriracha Seasoning Stix product during early January of 2017 (we might actually pull the trigger on this before year end - just waiting for a few more production details to fall into place). We think this could be a blockbuster launch for us as the product is protected by three patents and is additionally associated with one of the hottest culinary brands in existence – Huy Fong Foods, Inc. Sriracha Hot Chili Sauce.

We are also seeing renewed interest in the tree-free paper products, mainly associated with tree-free paper drives organized by schools. While we don’t believe tree-free paper is the future of the Company, we do plan to augment our revenue growth through such efforts.

5) I noticed you fell behind in your reporting last quarter. What happened?

Yes, we filed our quarterly report a bit late last quarter, but we still managed to get it in within the grace period. It has become increasingly difficult for small companies to complete audits and required quarterly financial reviews. We’ve made a very big commitment in order to maintain fully reporting status.   In order to speed up this effort we are bringing on some additional staff as we know our investors deserve full transparency. In summary, we plan to maintain fully reporting status and, in fact, plan to soon upgrade the trading venue for our common stock to the more prestigious OTCQB venture marketplace. We believe we meet all of the requirements.

6) Please discuss how the core CarryOutSuppies.com business is doing?

As many of you know, our legacy businesses have been in custom printing of paper products for the quick service restaurant sector. Over the past 18 months, we have completely revamped this business operation. We’ve leaned out our staff, restructured our products, we negotiated new supply agreements, and generally put the operation back on its feet. As result, we have grown gross margins considerably to where the business unit operates at a breakeven or at a small profit. We remain very positive about the prospects in this business sector and we believe we can leverage what we have learned to help us grow our revenue opportunities within the booming cannabis packaging space.

7)  I have seen several comments in stock forums about management salaries. What gives?

First of all, there are no management salaries outside of restricted stock compensation. All of the senior management team members are compensated in common stock that is subject to restricted and affiliate resale restrictions. Second, most of the senior management members have put quite a bit of additional cash into the Company. Most of us at Sugarmade are very happy to hitch our wagons to the common stock as we are all very positive about our future.

8) As a shareholder how can I help the Company?

Your support is always welcome.  Telling your friends and family about the company, of course, helps.  Also, liking our Facebook pages at https://www.facebook.com/SrirachaStix/ and https://www.facebook.com/SugarmadeInc/ is always appreciated.

Also, we would really like you to sign up for updates on the Sriracha Stix product at www.SrirachaStix.com

8) What is the revenue plan for 2017?

We are not going to give a revenue guidance number for 2017. There are simply too many positive changes occurring at this time. What I will tell you, however, is that we expect to have a fantastic year in 2017.

We expect the CarryOutSupplies business to be stable with moderate growth, we expect a lot of growth out of cannabis packaging, and we believe the Sriracha Seasoning Stix business could be a huge home run for us. We plan to augment the revenue from these three business units with several tactical acquisitions that will fall within these groups. We have already identified several of these. We don’t plan to make any acquisitions that are dilutive, but we will do what is best for the overall business.  We are also very pleased that management's interest is in line with that of common shareholders as nearly all of our compensation is common stock based.

Overall, I am very positive about what will happen in 2017.  We are very proud of the turnaround we have accomplished.